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                                                                    Exhibit 10.1


                                                                             IBM


                                             EQUIPMENT PURCHASE MASTER AGREEMENT


                                                                         BETWEEN


                                                          INTERNATIONAL BUSINESS
                                                            MACHINES CORPORATION


                                                                             AND


                                                     IBIS TECHNOLOGY CORPORATION


                                                                       NO. 07482


                                                                   April 3, 1996

                                                             Burlington Facility
                                                                 1000 River Road
                                                        Essex Junction, VT 05452

                                                          East Fishkill Facility
                                                                   1580 Route 52
                                                    Hopewell, Junction, NY 12533


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TABLE OF CONTENTS


1.0   DEFINITIONS........................................................ 4

2.0   SCOPE OF AGREEMENT................................................. 4

3.0   COORDINATORS AND NOTICE............................................ 4

4.0   QUOTATIONS AND PURCHASE ORDERS..................................... 5

5.0   DELIVERABLES....................................................... 5

6.0   PACKAGING/SHIPPING................................................. 5

7.0   SPECIFICATION CHANGES.............................................. 5

8.0   IBM CONFIDENTIAL INFORMATION....................................... 6

9.0   DRAWINGS AND OTHER MATERIAL PROVIDED TO SUPPLIER................... 6

10.0  PRICING............................................................ 7

11.0  CONSIGNMENT........................................................ 7

12.0  SOFTWARE........................................................... 7

13.0  LICENSE AND SUPPORT FROM SUPPLIER.................................. 7

14.0  SCHEDULES.......................................................... 7

15.0  EXCUSABLE DELAYS (FORCE MAJEURE)................................... 8

16.0  ACCEPTANCE/REJECTION OF EQUIPMENT.................................. 8

17.0  PAYMENT, RECORDS, AUDIT AND INSPECTION, TRANSFER OF WAFERS......... 9

18.0  INSURANCE/LIABILITY/REPRESENTATIONS/WARRANTIES..................... 9

19.0  WARRANTY...........................................................11

20.0  TERMINATION........................................................11

21.0  INDEPENDENCE OF ACTION.............................................13

22.0  COMPLIANCE OF LAWS.................................................13

23.0  ASSIGNMENT, DELEGATION AND SUBCONTRACT.............................13


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24.0  PASSTHROUGH AGREEMENTS.............................................14

25.0  REQUIREMENTS FOR SUPPLIER PERSONNEL WHILE ON IBM PREMISES..........14

26.0  GIFTS AND GRATUITIES...............................................14

27.0  SEVERABILITY.......................................................14

28.0  NO WAIVER..........................................................15

29.0  MISCELLANEOUS......................................................15

30.0  SURVIVAL...........................................................15

31.0  CHANGES OR AMENDMENTS..............................................15

32.0  ORDER OF PRECEDENCE................................................15

33.0  SOLE AGREEMENT.....................................................15


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This is an EQUIPMENT PURCHASE MASTER AGREEMENT, No. 07482 (hereinafter referred to as "Agreement"), by and between INTERNATIONAL BUSINESS MACHINES CORPORATION, a corporation incorporated under the laws of the State of New York (hereinafter referred to as "IBM") and IBIS TECHNOLOGY CORPORATION having an office for the transaction of business at 32A Cherry Hill Drive, Danvers, MA 01923 (hereinafter referred to as "Supplier").

Supplier and IBM hereto agree as follows:

1.0   DEFINITIONS

1.1 - ALLIANCE PARTNER(S) For the purpose of this Agreement, the term "Alliance Partner(s)" shall mean a corporation, company, joint venture or other business entity in which IBM has neither an ownership interest of more than fifty percent (50%), nor control of more than fifty percent (50%) of any outstanding shares or securities, but which is directly associated, through contractual agreement, with the furtherance of the semi-conductor manufacturing business at IBM.

1.2 - DERIVATIVE WORK(S) For purposes of this Agreement, the term "Derivative Work(s)" shall mean a work which is based on one or more pre-existing works such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adapted, and which, if prepared without authorization by the owner of the pre-existing work, would constitute a copyright infringement.

1.3 - EQUIPMENT The term "Equipment" as used herein shall include products in Suppliers standard product line as well as products designed, modified and built for sale to IBM. The term Equipment shall also include software and other items, data, and services (including maintenance services) associated with such products including, but not limited to, those identified in the section of the Agreement entitled "DELIVERABLES".

1.4 - HARMFUL CODE For purposes of this Agreement, the term "Harmful Code" means any computer code, programming instruction or set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files, or hardware without the consent or intent of the computer user. This definition includes, but is not limited to, self-replicating and self-propagating programming instructions commonly called viruses and worms.

1.5 - PURCHASE ORDER For purposes of this Agreement, the term "Purchase Order" or "IBM Purchase Order" shall refer to IBM Purchase Order(s), Alterations(s) and/or Release(s) issued by IBM.

1.6 - SUBSIDIARY For purposes of this Agreement, the term "Subsidiary" shall mean a corporation, company or other entity:
1.6.1 - more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now, or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

1.6.2 - which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

2.0   SCOPE OF AGREEMENT

The terms and conditions of this Agreement shall govern the purchase of Equipment from Supplier. Supplier agrees to design, build, modify, test, deliver, provide, install and sell Equipment to IBM in accordance with the following terms and conditions herein. Purchases may be made hereunder by the IBM Corporation, its Subsidiaries or Alliance Partners. This Agreement is nonexclusive and shall not prevent IBM or Supplier from having similar agreements with third parties.

3.0   COORDINATORS AND NOTICE

3.1 - Supplier and IBM shall each assign a Purchasing Coordinator and a Technical Coordinator to coordinate activities under this Agreement. Coordinators shall be identified in each Purchase Order issued for the purchase of Equipment. Purchasing Coordinators shall be responsible for:
3.1.1 - Keeping its respective management informed of the activity performed under this Agreement;
3.1.2 - Representing the parties in all matters relating to the performance of the work under this Agreement;
3.1.3 - Arranging such meetings, visits and consultations between Supplier and IBM as may be deemed necessary or desirable for the successful accomplishment of such work;
3.1.4 - Submission and receipt of change requests, proposals, or responses and authorization of changes as contemplated by Section entitled "SPECIFICATION CHANGES" hereof; and
3.1.5 - Periodically discussing appropriate practices and procedures to assure the security of the items generated and/or delivered under this Agreement.

   All communications and notices between the Supplier and IBM concerning this Agreement shall be deemed to be sufficiently made or given on the date of mailing if sent to the other party's Purchasing Coordinator by first class mail at addresses designated in the applicable Purchase Order.

3.2 - Each party shall advise the other in writing of any successor or designee of its named Coordinators.

3.3 - The IBM Purchasing Coordinator shall be responsible for maintaining business liaison with Supplier and for determining Supplier's compliance with the terms and conditions of this Agreement.

3.4 - The IBM Technical Coordinator, his successor or designee shall be responsible for maintaining technical liaison with Supplier's Technical Coordinator and for determining for IBM the acceptability of Equipment supplied by Supplier hereunder.


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3.5 - Supplier shall be responsible for supervision and direction of the work to be performed hereunder by Supplier's employees. If work is done on IBM's premises, Supplier shall at all times provide supervisory personnel acceptable to IBM to provide on-premises Supervision and control of Supplier's personnel who are working on such premises.

4.0   QUOTATIONS AND PURCHASE ORDERS

4.1 - QUOTATIONS

When IBM desires to consider Supplier for the purchase of Equipment, IBM Purchasing will issue an IBM Request for Quotation (hereinafter referred to as RFQ). IBM's RFQ will include Equipment specifications, quantities, delivery schedule requirements and related information. The IBM RFQ shall constitute the only authorization for Supplier to submit quotations to IBM. Supplier agrees to respond to the RFQ to IBM Purchasing. Supplier also agrees that all information, including any related documentation, provided to IBM in response to the RFQ, is non-confidential and non-proprietary to Supplier or any third party.

4.2 - PURCHASE ORDERS

Contingent upon IBM's acceptance of quotations provided by Supplier pursuant to the Subsection entitled "Quotations" of this Section, IBM will issue a Purchase Order. IBM will deem Supplier to be in agreement with the terms set forth in the Purchase Order, unless Supplier notifies the IBM Purchasing Coordinator, in writing by certified mail, within ten (10) days of receipt of Purchase Order, identifying the reasons for the non-acceptance.

The Purchase Order shall be included as an addendum to this Agreement and the provisions of this Agreement shall be applicable thereto, with the exception of provisions specifically stated on the face of the Purchase Order agreed to in writing by both parties. The Purchase Order shall constitute the only authorization for Supplier to take any action, expend any money or provide Equipment to IBM hereunder.

5.0   DELIVERABLES

5.1 - THE EQUIPMENT

The Equipment shall be designed, built, tested, delivered and installed in accordance with the "General Procurement Specifications for Process Equipment - IBM Microelectronics", attached hereto as Attachment D, made a part hereof, and referred to herein as "Procurement Specification."

Tool specific specifications (hereinafter referred to as "Equipment Specifications") shall be issued by IBM with each Purchase Order and will include the Equipment description, performance requirements, including acceptance criteria, and quality requirements. The Procurement Specifications and Equipment Specifications agreed to by the Supplier and IBM and set forth in the Purchase Order shall form the criteria for IBM's acceptance of work performed and products delivered. Supplier agrees to comply with the Procurement Specification and Equipment Specification unless it is altered in accordance with Section entitled "SPECIFICATION CHANGES". IBM Procurement and Equipment Specifications are the property of IBM and shall not be used by Supplier, without approval of IBM, for any other purpose other than performance under this Agreement.

5.2 - DOCUMENTATION AND MANUALS

Supplier agrees to comply with all requirements set forth in the Procurement and Equipment Specifications for documentation and manuals, including, but not limited to, requirements set forth for software, maintenance, and layout. Supplier agrees to deliver documentation to IBM in sufficient detail to support the operation and maintenance of the Equipment.

5.3 - MISCELLANEOUS ITEMS

Supplier shall provide other items (such as replacement parts, instrumentation, and special tools) to support the operation and maintenance of the Equipment, as specified in Attachment D (OR OTHER ATTACHMENT).

5.4 - TRAINING

Supplier agrees to provide IBM personnel with training as specified in the Procurement Specification

6.0   PACKAGING/SHIPPING

6.1 - All Equipment shall be packaged as to avoid damage in shipping and as specified in the Procurement Specification. Packages shall include a packing slip bearing the IBM Purchase Order number, product description and quantity. In the event that there are multiple packages associated with a single Equipment shipment, the number of packages shall be indicated on the packing slip, each package shall be numbered, and the IBM Purchase Order number shall be indicated on each.

6.2 - Terms of shipment and carriers will be specified in the Purchase Order. IBM will not accept premium transportation charges unless authorized in advance by the IBM Purchasing Coordinator.

7.0   SPECIFICATION CHANGES

7.1 - IBM shall maintain engineering control over IBM requirements set forth in the Equipment Specifications. Equipment Specifications, including those portions which include or reference Suppliers original specifications in whole or in part may not be changed except in accordance with the following two (2) paragraphs, as appropriate:

7.1.1 - IBM may make changes to the specifications or requirements relating to Equipment purchased hereunder by providing written notice, from IBM Purchasing, to Supplier. Supplier agrees to make a best effort to comply with changes by the dates specified in the change notice. Supplier will provide IBM Purchasing with a written response indicating acceptance or rejection of the changes by the date specified on the request. In the event that the change is presented as an emergency matter, Supplier agrees to respond orally as soon as practical and confirm within five (5) business days. Supplier's response shall include any effect of the changes on the Equipment price, delivery schedule, quality, reliability and the like, as well as the reasons therefore. All changes must be approved in writing by the IBM Purchasing Coordinator prior to implementation. In the event that precise information cannot be


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provided within five (5) days, Supplier's response may be an estimate with additional precise information provided as soon as practical. In the event that Supplier rejects the change in whole, or in part, an explanation of the rejection shall be provided.
7.1.2 - If Supplier determines that change is necessary and/or advantageous or would improve quality, price and/or delivery schedules, Supplier is encouraged to propose such a change in writing to the IBM Technical Coordinator. Supplier's written proposal shall include the IBM Purchase Order Number or Request for Quotation Number and a description of the proposed change and the estimated effect on quality, price, and/or delivery schedules. IBM will evaluate Supplier's proposal and notify Supplier in writing within five (5) business days whether the change is approved by IBM. In the event that the change is not approved, IBM will provide Supplier with an explanation. Supplier shall not proceed with changes to Equipment Specifications without the express written approval of IBM Purchasing.

SUPPLIER UNDERSTANDS THAT IBM WILL HAVE NO OBLIGATION TO PAY SUPPLIER FOR ANY CHANGES THAT ARE NOT PROCESSED AND APPROVED IN ACCORDANCE WITH THIS SECTION.

7.2 - Supplier agrees to maintain a record of all changes made to the Equipment Specifications. Supplier's record shall include applicable Purchase Order number(s), assigned Engineering Change No. and requester, the date and nature of the change and IBM's authorization to proceed. Supplier agrees to deliver a copy of the record to IBM with the Equipment or upon request from the IBM Purchasing Coordinator.

8.0   IBM CONFIDENTIAL INFORMATION

8.1 - IBM Confidential Information shall mean all information disclosed in confidence by IBM to Supplier or obtained by Supplier from IBM which relates to IBM, its Subsidiaries or Alliance Partners past, present and future research, development, manufacturing or business activities including, but not limited to, the following information:
8.1.1 - Information related to IBM product or processes, specifications, or technology discussed with Supplier or obtained by Supplier in relation to the purchase or maintenance of Equipment;
8.1.2 - corresponding information related to joint projects that IBM may be involved in;
8.1.3 - and information given to or obtained by Supplier while performing services on an IBM location.

8.2 - Supplier agrees to hold all IBM Confidential Information in trust and confidence for IBM and not to use such information other than for the benefit of IBM, for the period of fifteen (15) years from date of receipt. During such period, Supplier agrees not to publish, disseminate, disclose to any person, or to use such information for any purpose other than to prepare a response to an IBM Request For Information/Quotation or to perform services pursuant to IBM Purchase Order hereunder. It is to be understood that by disclosing such information to Supplier, IBM does not grant any express, implied, or other license or right to Supplier to use IBM Confidential Information, other than as directed by IBM.

8.3 - Supplier agrees not to make copies of IBM Confidential Information without the prior written approval of the responsible IBM Purchasing Representative who may provide additional copies to Supplier rather than authorize Supplier to reproduce copies.

8.4 - Supplier agrees that IBM Confidential Information shall be exposed only to Supplier's employees having a need to know such confidential information for the purpose of carrying out the terms of this Agreement, and who agree in writing to be bound by, and comply with, the terms of this Section.

8.5 - Supplier agrees that IBM Confidential Information shall be segregated at all times from material of others so as to prevent any commingling of such material with IBM Confidential Information disclosed under this Agreement. IBM and Supplier may negotiate a mutually agreeable amount, if any, to be paid to Supplier for all reasonable cost to be directly incurred by Supplier and associated with such segregation. All costs in this category to be reimbursed by IBM must be agreed to by IBM in writing prior to any such expenditure by Supplier.

8.6 - Supplier agrees to secure documents, items of work in process and work products that embody IBM Confidential Information in locked files or areas providing restricted access to prevent their unauthorized disclosure or use. Supplier agrees to implement security procedures necessary to protect IBM Confidential Information. IBM will be notified immediately of any loss of IBM Confidential Information.

8.7 - Supplier's obligations regarding IBM Confidential Information shall not apply to information that was already known to Supplier prior to disclosure of it to Supplier by IBM, that is or becomes publicly available through no act of Supplier or agents of Supplier, that is rightfully received by Supplier from third parties without accompanying secrecy obligation, that is independently developed by Supplier or that is approved in writing by IBM for Supplier to release.

8.8 - Supplier agrees that IBM may periodically review Supplier's compliance with provisions of this Section with reasonable notice during normal business hours.

8.9 - Supplier agrees to return or deliver to IBM all written or descriptive matter or other media which contain IBM Confidential Information including all authorized reproductions, upon IBM's request or upon termination or expiration of this Agreement.

9.0   DRAWINGS AND OTHER MATERIAL PROVIDED TO SUPPLIER

All drawings, routings, forecasts, prices, specifications, instructions, and other information provided by IBM pursuant this Agreement, or authorized copies thereof made by Supplier, are the property of the IBM Corporation and are not to be disclosed by anyone except those employees of Supplier who require them for performance of work directly related to this Agreement. In no event is the aforementioned data to be copied or reproduced without the prior written consent of IBM. Supplier agrees that all the aforementioned data will be used only for the benefit of IBM.


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10.0   PRICING

10.1 - The price for the Equipment shall be that which is set forth in the Purchase Order. Supplier agrees that all prices shall be firm unless changed pursuant to the Section of this Agreement entitled "SPECIFICATION CHANGES" and shall be the full selling price, inclusive of all costs associated with delivery of the finished Equipment to IBM in accordance with this Agreement, applicable Purchase Order and Procurement Specifications and Equipment Specifications, except applicable sales taxes payable by IBM and other associated expenses expressly agreed to be paid by IBM herein or in the IBM Purchase Order.

10.2 - Supplier agrees that if, during the term of this Agreement, Supplier shall sell or offer to sell to any third party, other than an Equipment Distributor, or a Technology Alliance partner of Supplier, in any country a comparable product in quantities which are equal to or less than the quantities anticipated to be purchased under this Agreement at a price which is lower than the IBM price or with more favorable payment terms, Supplier shall promptly notify IBM of such lower offering price, sale price and/or payment terms. Thereafter, at IBM's option and request, (1) Supplier shall offer the same price, payment terms and/or any other terms and conditions to IBM, and IBM may thereafter purchase items under this Agreement at the lower price and/or applicable terms; or (2) the parties shall negotiate lower prices and the new prices and/or discounts shall apply to all items ordered thereafter and to the unshipped balance of any Purchase Order open as of the negotiation date.

11.0   CONSIGNMENT

IBM may from time to time consign to Supplier, IBM parts, and/or materials for test or qualification of Equipment. Consigned parts and/or materials will be identified on the Purchase Order. Supplier agrees to hold all parts consigned hereunder in accordance with the terms and conditions of Appendix C hereto entitled "SUPPLEMENTAL TERMS AND CONDITIONS FOR CONSIGNMENT OF IBM PARTS AND MATERIALS".

12.0   SOFTWARE

Supplier agrees to the following Security Obligations regarding Harmful Code.

12.1 - Ensure that there are written procedures in place to prevent any code provided by the Supplier to IBM, its Subsidiaries or Alliance Partners and its or their distributors or customers from being contaminated by Harmful Code; and

12.2 - Make the procedures available to IBM for approval. Such approval shall not relieve Supplier of any responsibilities assumed in this agreement; and

12.3 - Notify IBM immediately if Supplier subsequently suspects that any of the code it has provided contains Harmful Code, and make every effort to ensure that it is removed from all effected computer programs, data files, and hardware; and

12.4 - Indemnify IBM, its Subsidiaries or Alliance Partners against all claims arising from Supplier's breach of its security obligations; and

12.5. - Supplier certifies that, to the best of Supplier's knowledge and belief, any code provided by the Supplier to IBM does not contain any Harmful
Code.

13.0   LICENSE AND SUPPORT FROM SUPPLIER

13.1 - Supplier hereby grants and agrees to grant to the extent that it has the right to do so, a nonexclusive,worldwide, irrevocable, royalty free fully paid-up license to IBM with the right to sublicense its Subsidiaries and Alliance Partners under Supplier's rights in any copyright or any claim in any patents pertaining to the Equipment owned or licensable by Supplier at any time to modify, make Derivative Works of, repair, or reconstruct the Equipment or Derivative Works of the Equipment, to exercise any right under any copyright involved in the use of the Equipment, to use such Equipment and to practice and have practiced any process, including those involving computer software, involved in the use of the Equipment and Derivative Works of the Equipment. This constitutes a license to make and have made the Ibis 1000 Equipment design technology. IBM shall refrain from exercising this license to make and have made unless Ibis fails to deliver the Equipment or IBM terminates this Agreement or any IBM Purchase Order under subsection 20.2, below. Activities licensed hereunder may be carried out by the employees of IBM, its Subsidiaries or Alliance Partners or by contractors engaged by IBM, its Subsidiaries or Alliance Partners, but only for the purposes which are necessary for the proper operation of the Equipment and in accordance with the specifications, or to exercise IBM's right as detailed herein, to transfer the Equipment. Equipment purchased hereunder may be sold and the licenses granted herein shall be transferable to a purchaser of the Equipment from IBM; provided, however, the Equipment purchased hereunder may not be sold by IBM to a buyer who is primarily in the business of manufacturing for resale silicon on insulator (SOI) wafers or ion implantation equipment used for manufacturing SOI wafers, unless (1) IBM first offers the Equipment for sale to Supplier on the same terms and conditions that the Equipment is offered for sale to the prospective buyer, with a price to Supplier not to exceed the total price paid by IBM to Supplier for the Equipment, and (2) Supplier rejects the foregoing IBM offer. Supplier will be deemed to have rejected any such IBM offer if Supplier does not accept the offer in writing within ten (10) days after Supplier gets notice of the offer from IBM. Nothing in this Section 13.1 or anywhere else in this Agreement shall prohibit IBM from charging a buyer of the Equipment (other than Supplier) any price IBM desires, in IBM's sole discretion.

13.2 - Supplier agrees to supply to IBM, on a time and materials basis and at the same rates that it charges other customers for similar services, blueprints, interface, form, fit and function and other technical data, source code and flow charts, and technical assistance for the purpose of exercising the licenses granted above.

14.0   SCHEDULES

The scheduled delivery date shall be as set forth in the Purchase Order. Failure to deliver Equipment to IBM by the delivery date specified in the applicable Purchase Order may result in: 1) penalties, as mutually agreed to


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by Supplier and IBM and referenced in section 14.2, below; or 2) termination of the applicable Purchase Order due to a material breach. Remedies for and/or consequences of material breach are detailed in the section of this Agreement entitled "TERMINATION". Not withstanding the above, Supplier and IBM may elect to implement a new delivery date at the sole discretion of IBM, in an attempt to complete the sale of the Equipment as otherwise originally intended.

14.1 - Supplier may not deliver Equipment purchased by IBM hereunder more than three (3) days prior to the delivery date set forth in IBM Purchase Order without the approval of the IBM Purchasing Coordinator. Supplier agrees to make all requests for early delivery at least ten (10) days before Supplier's planned early shipment date. Acceptance of early deliveries shall be at IBM's sole discretion.

14.2 - In the event that Supplier fails to deliver Equipment to IBM by the delivery date set forth in the applicable Purchase Order, Supplier agrees that the price set forth in the Purchase Order for the affected Equipment or portion thereof may be reduced by one percent (1%) per calendar week of delay not to exceed ten (10) weeks or ten percent (10%) of the total payment obligation. If late delivery terms are available in the IBM Volume Purchase Agreement (VPA), those terms shall apply in lieu of the above.

14.3 - If, at the end of ten (10) weeks, Supplier is unable to deliver the Equipment, Supplier shall be considered to be in default of this Agreement and IBM may proceed to terminate as defined in the second paragraph of Section entitled "TERMINATION". Supplier shall not be responsible for failure to deliver Equipment by the delivery date if such failure arises out of causes beyond the reasonable control of the Supplier. Such causes are limited to those identified in Section entitled "EXCUSABLE DELAYS (FORCE MAJEURE)" of this Agreement.

15.0   EXCUSABLE DELAYS (FORCE MAJEURE)

Neither Supplier nor IBM shall be in default by reason of any failure in the performance hereunder in accordance with any terms, if such failure is due to acts of God or of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes and civil commotions. Not-withstanding the above, labor disputes are not regarded as excusable delays for the Supplier. The party experiencing excusable delay shall notify the other party promptly in writing with full details. If the notifying party cannot remedy the circumstances causing such delay or default and resume performance within sixty
(60) calendar days of the notice, the other party may at its option terminate the applicable Purchase Order.

16.0   ACCEPTANCE/REJECTION OF EQUIPMENT

16.1 - PRE-ACCEPTANCE

Pre-acceptance testing of all Equipment to be delivered hereunder shall be determined in accordance with IBM Procurement and Equipment Specifications. Pre-acceptance shall be made at the Supplier's facility. If Equipment fails pre-acceptance testing, Supplier agrees to reimburse IBM for all reasonable travel expenses incurred by IBM in connection with the preacceptance testing. Supplier shall be entitled to cure the Equipment failure within thirty (30) calendar days after the date of pre-acceptance. If, at end of the 30 day cure period, Supplier is unable to bring Equipment into compliance, Supplier shall be considered to be in default of this Agreement and IBM may proceed to terminate as defined in the second paragraph of Section entitled "TERMINATION". If Equipment passes pre-acceptance testing, IBM will issue a document of pre-acceptance, signed by the IBM Technical Coordinator and the authorized IBM manager.

16.2 - ACCEPTANCE

Final acceptance of all Equipment delivered hereunder shall be determined in accordance with IBM Procurement and Equipment Specifications. If the Equipment Specification requires final acceptance testing, acceptance shall be made by IBM at IBM's facility (location of delivery) following demonstration of Equipment compliance with performance criteria set forth in the specifications. If no final acceptance test is required, final acceptance shall be determined by IBM within thirty (30) days of Equipment delivery. If Equipment passes final acceptance testing, IBM will issue a document of final acceptance, signed by the IBM Technical Coordinator and the authorized IBM manager.

16.3 - CORRECTION OF REJECTED EQUIPMENT

Equipment which does not meet the Procurement and Equipment Specifications will be rejected unless off-specification is approved by the IBM Purchasing Coordinator in writing. Acceptance by IBM of off-specification Equipment or portions thereof shall not be construed as setting a precedent and may require an equitable reduction in the price which Supplier agrees to negotiate with IBM if requested by the IBM Purchasing Coordinator.

In the event Equipment is rejected, IBM will provide Supplier with written notice of rejection and the reasons therefore. Supplier agrees to develop a plan for bringing the rejected Equipment into compliance with the Procurement Specification and applicable Equipment Specification and submit the plan in writing to the IBM Purchasing Coordinator within five (5) days of receipt of IBM's notice of rejection. Supplier's plan shall include a completion date. IBM will review the plan and may at IBM's sole discretion exercise one of the following options:
16.3.1 - Terminate the Purchase Order for the rejected Equipment pursuant to the terms of Section entitled "TERMINATION". In the event this option is exercised, notice of termination shall be deemed given as of the date of Supplier's receipt of IBM's rejection notice. Supplier agrees to promptly refund any payments made by IBM following which IBM will return the Equipment to Supplier, freight collect. If the Equipment requires special packaging and/or services prior to transport, Supplier agrees to provide such packaging and services promptly upon request of the IBM Purchasing Coordinator, at no cost to IBM.
16.3.2 - Negotiate with Supplier to finalize an action plan for bringing the Equipment into compliance with the Procurement and Equipment Specifications and establish a new delivery date. In the event this option is exercised the action plan agreed to be implemented and the new delivery date will be confirmed by IBM in an alteration to the original Purchase Order. Supplier agrees that the elapsed time in business days, minus three (3),


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between the original delivery date and the new date shall be subject to the terms of Section entitled "SCHEDULES". Supplier agrees that IBM may terminate the Purchase Order for the affected Equipment pursuant to the terms of Section entitled "TERMINATION" if Supplier fails to bring the Equipment into compliance with the Procurement and Equipment Specifications by or before the newly established delivery date.

17.0   PAYMENT, RECORDS, AUDIT AND INSPECTION, TRANSFER OF WAFERS

17.1 - PAYMENT
17.1.1 - Invoices for Equipment shall be rendered by Supplier to IBM for payment in accordance with the following schedule:
17.1.1.1 - $(90% of price) following pre-acceptance and shipment; and
17.1.1.2 - $(10% of price) after final acceptance of the equipment by IBM including all of the deliverable items.
17.1.1.3 - or as agreed to and specified in the Purchase Order.
17.1.2 - IBM will pay Supplier within thirty (30) days after the receipt of an acceptable invoice.
17.1.3 - Payment of an invoice by IBM pursuant to this Agreement shall not be construed as and shall not constitute an acceptance of Equipment that does not conform to the Procurement Specification, Equipment Specification or is otherwise unsatisfactory, nor shall such payment be construed as or constitute a waiver of any of IBM's legal rights or remedies.
17.1.4 - Supplier shall send all invoices to the address set forth in the applicable Purchase Order.
17.1.5 - If a Volume Purchase Agreement (VPA) is in place between IBM and Supplier, then the VPA shall apply in lieu of sections 17.1.1 through 17.1.1.2, above.

17.2 - MAINTAINING RECORDS

17.2.1 - With respect to all work performed, Supplier shall maintain complete and accurate accounting records in a manner and form consistent with standard accounting practices to substantiate Supplier's charges hereunder.
17.2.2 - Supplier agrees to substantiate charges with documentation acceptable to IBM for any contracted labor hour services. Such documentation includes, by way of illustration but not limitation, payroll records, time cards, job summaries, and supplier invoices together with appropriate and relevant substantiating data. Supplier shall retain such records for three (3) years from the date of final payment by IBM. IBM shall have access to such records for purposes of audit at normal business hours during this Agreement and during the period in which Supplier is required to maintain such records.

17.3 - MONITORING

Supplier agrees that IBM may monitor Equipment production and quality control test methods and procedures to determine if performance is consistent with agreed-to criteria. Visits to Supplier's facility may be made and Supplier agrees to render reasonable assistance to IBM during visits, as required to determine compliance with such criteria. Such monitoring shall not, however, relieve Supplier of its responsibility to build Equipment in accordance with the Equipment Specifications, Procurement Specifications, or the terms and conditions hereof.

17.4 - TRANSFER OF WAFERS

17.4.1 - IBM may, in its sole discretion, transfer, in any quantities, unpatterned SOI wafers manufactured on the Equipment to third parties to which IBM currently owes a duty to provide wafers; Subsidiaries other than SiBond, LLC; and Alliance Partners. IBM may, in its sole discretion, transfer unpatterned SOI wafers manufactured on the Equipment to any third parties, including but not limited, to SiBond, LCC, in developmental quantities for the purposes of development or evaluation by IBM or the third party. IBM is not required to provide an accounting of the wafers.
17.4.2 - Not withstanding anything to the contrary herein, there are no limitations on IBM on the transfer of wafers processed on the Equipment after an additional process step has been performed on the wafers.

18.0   INSURANCE/LIABILITY/REPRESENTATIONS/WARRANTIES

18.1 - INSURANCE

Supplier agrees to maintain the following insurance:
18.1.1 - Workers' Compensation Insurance in accordance with the laws of the states in which Supplier performs services for IBM.
18.1.2 - Contractual Liability (General Liability) Insurance in amounts sufficient to cover the liability assumed by Supplier under Subsection entitled "Indemnification for Acts of Supplier" of this Section.
18.1.3 - Automobile Liability Insurance. The minimum liability limits for the insurance specified above shall be $1,000,000 for each person and $1,000,000 for property damage for each accident. Certificates evidencing such insurance shall be furnished to IBM at the commencement of this Agreement and at the renewal date or date of any such insurance policies so long as this Agreement is in effect. Such certificates shall provide for IBM to be notified within thirty days (30) of cancellation or expiration. Supplier will provide to IBM insurance certificates which evidence that the requirements of this Section have been met.

18.2 - INDEMNIFICATION FOR ACTS OF SUPPLIER

Supplier agrees to indemnify, defend, and hold harmless IBM, its Subsidiaries, Alliance Partners, officers, directors, agents, and employees, from any and all liability, losses, damages or expenses associated with claims, suits, or actions brought by or on behalf of any third party of any nature, including, but not limited to, personal injury (including death), environmental liability, or property damage arising from, or alleged to arise from, Supplier's negligence or other wrongful acts or omissions resulting from or in any way related to this Agreement.


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18.3 - INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT

18.3.1 - Supplier shall defend at Supplier's expense and pay all final awarded costs, fines, attorney fees and damages (including royalties on semiconductor chip products) resulting from all proceedings or claims against IBM, its Subsidiaries or Alliance Partners for Infringement of patents (including utility models and registered designs) copyrights or protection provided for semiconductor chip products (or similar intellectual property rights) now or hereafter existing in the United States and any other country where Supplier, Supplier's Subsidiaries or affiliates have furnished or furnish similar items as furnished under this Agreement, or by any use thereof: a) in substantial conformity with Supplier's recommended method of operation; or b) for the intended purpose of such items. Supplier may, at its expense and subject to IBM's prior written consent, either: a) procure for IBM the right to continue the use of such Items or processes; b) modify the Equipment or substitute equivalent noninfringing items or processes that meet IBM specification; or c) otherwise settle such proceeding or claim.
18.3.2. - Supplier shall notify IBM if Supplier is aware of or becomes aware of any right of or protection accorded to a third party as set forth above that might affect Supplier's ability to provide goods under this Agreement or limit IBM's freedom to use or sell such goods anywhere in the world.
18.3.3 - IBM shall provide notice to Supplier of any proceeding or claim of which IBM becomes aware. IBM may actively participate in any such proceedings at IBM's own expense.
18.3.4 - Supplier shall have no liability for any proceeding resulting from: a) the combination of the items furnished hereunder with apparatus not provided or proposed by Supplier; or b) for required compliance by Supplier with written specifications furnished by IBM, other than performance specifications, for the design of Equipment or for process steps if such infringement cannot be avoided by Supplier in complying with such specifications.
18.3.5 - This Subsection entitled Intellectual Property Rights Infringement states the entire rights and obligations of Supplier and IBM regarding infringement and shall survive expiration or termination of the Agreement.

18.4 - LIENS

Supplier agrees that all Equipment delivered pursuant to this agreement shall be free and clear of all liens, claims and encumbrances.

18.5 - SUPPLIER REPRESENTATIONS

18.5.1 - Supplier represents and warrants that Supplier is under no obligation or restriction nor will Supplier assume any such obligation or restriction which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the Equipment or services to be furnished by Supplier under this Agreement.
18.5.2 - Supplier represents and warrants the originality of the items prepared for and submitted to IBM hereunder and that no portion of such items, or their use or distribution, infringes or is protected by any copyright or similar right of any third party.
18.5.3 - Supplier warrants that no individual who is a former officer or employee of the Department of Defense (DOD) -- who left DOD service on or after April 16, 1987; and served in a civilian position for which their rate of pay is equal to or greater than the minimum rate of pay for GS-13; or served in the Armed Forces in a pay grade of 04 or higher--shall be employed or compensated for services rendered under this Agreement within two years after they left service in DOD, without specific written approval of IBM. If Supplier requests such approval, Supplier agrees to provide IBM with any information needed to comply with 10 USC 2397 (b) and (c).
18.5.4 - Supplier warrants that all copyrightable works, including software and documentation prepared pursuant to IBM Purchase Orders issued hereunder shall be written by employees of Supplier acting within the scope of his or her employment or others who are obligated to assign to Supplier all copyrights, including those to software and documentation, and who are writing the same as a work for hire, unless otherwise approved by IBM.
18.5.5 - Supplier represents that it is a duly organized corporate entity and is duly authorized to enter into this Agreement.
18.5.6 - Supplier represents and warrants that the deliverable items shall comply with the Equipment and Procurement Specifications and that IBM shall, upon receipt of the deliverable items, be granted good and clear title to such items free and clear of all liens and encumbrances.
18.5.7 - Supplier represents, warrants and agrees that all drawings, reports, manuals, documents, information, programming and software provided in response to this Agreement, or any related Purchase Order, are nonconfidential and non-proprietary to Supplier or any third party. No confidential information or trade secrets of Supplier or any third party shall be provided to IBM, except as otherwise provided for in this agreement.

18.6 - INDEPENDENT SUPPLIER

It is understood and agreed by the parties that Supplier is retained and will at all times during the life of this Agreement remain an independent supplier. Personnel provided by Supplier will be deemed employees of Supplier and will not for any purpose be considered employees or agents of IBM. Supplier assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), worker's compensation, disability, and the like.

When work is done on IBM's premises, Supplier agrees that the provisions of Section entitled "REQUIREMENTS FOR SUPPLIER PERSONNEL WHILE ON IBM PREMISES" shall apply and Supplier shall at all times provide supervisory personnel to carry out the responsibility for supervision and direction of Supplier's employees. Supplier will inform IBM Purchasing Coordinator of the name of the supervisor who will be responsible for the work. The supervisor shall have the authority to act as agent for Supplier.

IBM may, at its sole discretion, request that Supplier remove any specified employee(s) of Supplier from IBM premises, and that they not be reassigned to any IBM premises under this Agreement. No reason is required of IBM for such request. Supplier hereby agrees to take action immediately to remove such specified employee(s), and to see that the reassignment does not occur. IBM will provide an explanation to Supplier for informational purposes only.

Supplier shall have an appropriate written agreement with its employees sufficient to enable Supplier to comply with all provisions of this Agreement.

18.7 - SECURITY INTEREST/TITLE TO WORK IN PROCESS


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Supplier agrees that IBM shall have title to all components, deliverables or work paid for by IBM under this Agreement, notwithstanding the state of completion or physical location of such components, deliverables or work. In addition, Supplier agrees that IBM shall have a security interest in all such components, deliverables and work performed, and paid for by IBM, notwithstanding the state of completion or physical location of such components, deliverables or work. Supplier agrees to assist IBM as required to perfect such security interest.

19.0   WARRANTY

Supplier warrants Equipment purchased hereunder to be free from defects in material and workmanship and to operate in accordance with the Procurement and Equipment Specifications. Said warranty shall meet the coverage and requirements as defined in Section 2.0 of the Procurement Specification. Items replaced by Supplier during the warranty period shall become Supplier's property. Supplier agrees to promptly remove all such items from IBM's premises at no cost to IBM. In the event that Supplier fails to remove such items from IBM's premises, IBM may dispose of the items without liability. Supplier agrees to reimburse IBM for any costs associated with such disposal.

20.0   TERMINATION

20.1 - Either Supplier or IBM may terminate this Agreement, or any applicable IBM Purchase Order issued under this Agreement if the other party engages in any material breach or default hereof by providing the other party a written notice specifying the breach(es) or default(s). The notified party shall be entitled to cure any of the breaches or events of default identified in the notice within:
1)sixty (60) calendar days after the date upon which the notice was sent; or 2) if applicable, within the time period specified in the relevant section of this agreement, whichever occurs last.

If, at end of the cure period any of the identified breaches or defaults have not been cured to the satisfaction of IBM, the applicable Purchase Order issued hereunder shall terminate, effective as of the date of the written notice, without additional notice, additional act, payment or other obligation. Supplier agrees to reimburse IBM all monies paid by IBM through the effective date of termination.

20.2 - IBM may terminate this agreement and IBM Purchase Orders issued hereunder immediately upon notice and without further payment or other obligation if
Supplier:
20.2.1 - becomes insolvent, is dissolved or liquidated, has a petition of bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business; or
20.2.2 - has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity; or
20.2.3 - makes an assignment for the benefit of creditors; or
20.2.4 - is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement; or
20.2.5 - suffers a change of control, i.e. ownership (excluding mere ownership changes due to public offerings or the exercise of warrants);

   In the event of termination pursuant to this Subsection of Section entitled "TERMINATION", the full extent of IBM's responsibility for payment to Supplier shall be for work satisfactorily performed and for products delivered and accepted by IBM through the effective date of termination minus payments previously made by IBM.

20.3 - IBM may terminate this Agreement, or any applicable IBM Purchase Order issued under this Agreement, in whole or in part, at any time, without cause, upon delivery to Supplier of a written notice specifying the extent of the termination and its effective date. Supplier agrees to stop work as specified in the termination notice and settlement thereof shall be in accordance with the following two (2) paragraphs as appropriate:
20.3.1 - Supplier shall submit a claim to IBM for reasonable and allowable costs directly incurred by Supplier in the performance of this Agreement, or the applicable IBM Purchase Order, as the case may be, including expenses which are non-cancelable through the date of IBM's delivery of notice of termination to Supplier. Supplier agrees to provide reasonable documentation to support Supplier's claim.
20.3.2 - When available, cancellation matrices included in the Volume Purchase Agreement shall be used to determine the appropriate adjustment to the total amount due under the Purchase Order. If no cancellation matrix is available, Supplier and IBM agree to faithfully negotiate an appropriate adjustment. When settlement of such claim has been made, title to any items paid for by IBM shall vest in IBM and Supplier shall dispose of such items in accordance with IBM's instructions.

20.4 - The payment described herein shall be IBM's sole liability upon termination of this Agreement before completion in accordance with this Section, entitled "TERMINATION". NEITHER PARTY SHALL BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES SUCH AS LOST PROFITS OR LOSS OF ANTICIPATED BUSINESS AS A RESULT OF TERMINATION. Supplier acknowledges that neither it nor IBM has any fixed commitments beyond this Agreement and agrees not to change its operation in reliance on any anticipated business other than that actually committed in this Agreement.

20.5 - RETURN OF WORK BY SUPPLIER

In the event of expiration or termination of this Agreement, title to all completed work, all raw materials, all Supplier purchased parts, and work-in process procured under this Agreement and reimbursed or paid for by IBM shall vest in IBM. Supplier agrees to dispose of any items in its possession as directed by IBM in writing at IBM's expense. The convenience payments made in accordance with Subsection 20.3 of this Section above will be accepted for all items described in this Subsection.

In the event of expiration or termination, Supplier or its successors(s) in interest acknowledges IBM's right, title, and interest and agrees to cooperate with IBM to facilitate IBM's access to and ability to secure and take possession of any of IBM's assets including materials, tools, Equipment, data and the like. Supplier agrees to collect these materials and make them available to IBM. Further, Supplier grants to IBM or its agents its consent to enter Supplier's premises at reasonable times during normal business hours to secure IBM's rights or to protect IBM's assets and to recover these items described above.


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20.6 - LICENSE

In the event of termination as specified in subsection 20.1, 20.2, 20.6.1 or
20.6.2 of this Agreement, Supplier agrees to grant to the extent that it has the right to do so a nonexclusive, worldwide, irrevocable, royalty free, fully paid-up license to IBM with the right to sublicense its Subsidiaries or Alliance Partners under Supplier's rights in any copyright or any claim in any patents owned or licensable by Supplier at any time to: modify, make Derivative Works of, repair, or reconstruct the Equipment or Derivative Works of the Equipment: to exercise any right under copyright involved in the use of the Equipment; to use such Equipment and to practice and have practiced any process, including those involving computer software, involved in the use of the Equipment and Derivative Works of the Equipment. Activities licensed hereunder may be carried out by employees of IBM, its Subsidiaries or Alliance Partners or by contractors engaged by IBM, its Subsidiaries or Alliance Partners but only for the purposes which are necessary for the proper operation of the Equipment and in accordance with the Equipment specifications. Such license shall include the right of IBM to grant revocable or irrevocable sublicenses, of or within the scope of the licenses granted to it herein, to its suppliers.
20.6.1 - BANKRUPTCY - The license granted in previous Subsection entitled "License" of this Section shall take effect upon any assignment by Supplier of its business for the benefit of its creditors or the voluntary filing of a petition in bankruptcy by Supplier, any appointment of a receiver or trustee in bankruptcy to take charge of all Supplier's property, or any adjudication of Supplier as bankrupt, provided that such condition or conditions prevent Supplier from meeting its obligations hereunder for at least sixty (60) days.
20.6.2 - FAILURE TO ACCEPT - As an alternative to default under this Agreement, the license granted in this Agreement shall also take affect if the Equipment is not successfully accepted by IBM prior to the completion date of the acceptance test, provided that (i) the failure was not caused by IBM, and (ii) the failure is not cured as per section 16.3 of this Agreement.

20.7 - KNOW-HOW TRANSFER

20.7.1 Within ten (10) days after the signing of the last signature necessary for the formation of this Agreement, Supplier agrees to provide IBM escrow materials in a sealed envelope(s) for the most current version of Supplier's specifications for manufacturing Supplier's Equipment, including but not limited to machine drawings, operating instructions (source code and operating code for machine operations), assembly instructions, machine tolerances, bills of material, know-how and documentation to permit the manufacture of the Equipment (hereinafter "Equipment Specs"). The Equipment Specs shall be provided to IBM on a diskette and hard copy. IBM agrees to store the escrow materials in a locked cabinet at IBM's Burlington premises and agrees not to examine them, except as expressly provided for herein.
20.7.2 Supplier agrees to provide IBM with any updates to the Equipment Specs for Equipment ordered in the most recent Purchase Order or any generic specifications necessary to build the Equipment specified in the Purchase Order. Supplier shall provide such updates in the same form as specified in subsection 20.7.1, above, and IBM agrees to escrow the updates and treat them as escrow materials. All updates provided by Supplier to IBM shall be deemed as being part of the escrow materials.
20.7.3 In the event of termination by IBM due to:

(a) Supplier's failure to deliver Equipment that meets the specifications contained in a Purchase Order within ninety (90) days after the delivery dates specified therein;
(b) material breach of the Agreement or a Purchase Order by Supplier; or
(c) IBM's exercise of its rights in subsection 20.1, 20.2, 20.6.1 or 20.6.2, above, Supplier hereby grants IBM the right to access to the escrow materials and to use them in accordance with subsection 20.7.4, hereinbelow.
20.7.4 With respect to the escrow material, Supplier hereby grants to IBM, its Subsidiaries and Alliance Partners, in the event IBM acquires right of access to the escrow materials, a worldwide, irrevocable, royalty free, fully-paid up, nonexclusive license to use the escrow materials to make, have made, use and otherwise transfer the Equipment and any combination, whether or not such combination includes apparatus manufactured by or for IBM, its Subsidiaries or Alliance Partners, and to practice any process involved in the manufacture or use thereof. This license shall include the right to have any third party use such escrow materials in the manufacture and/or maintenance of the Equipment for IBM, its Subsidiaries or Alliance Partners, or in the course of providing development assistance to IBM, its Subsidiaries, or Alliance Partners.
20.7.5 Supplier agrees to grant IBM, its Subsidiaries, Alliance Partners and any third party required by IBM to build the Equipment, immunity from suit from infringement of any Supplier patents and violation of any of Supplier's intellectual property rights where the infringement of any Supplier patents or violation of any Supplier's intellectual property rights arise from IBM's, or its Subsidiaries, Alliance Partners or a third party on behalf of IBM, use of the escrow materials, provided that the immunity shall apply only to the extent that the escrow materials are used to build the Equipment for use by IBM, its Subsidiary or Alliance Partner.
20.7.6 In the event that IBM acquires access to the escrow materials, Supplier agrees that it shall, upon request and at mutually agreed to times and places, provide IBM with the services of appropriately qualified experienced personnel, to the extent reasonable, available to accomplish the transfer of the escrow materials being transferred pursuant to this Agreement, in tangible form and such assistance shall be available full time for a period of one (1) month following the transfer of the escrow materials to IBM, at no charge to IBM, and thereafter, during the subsequent three (3) months shall be available for up to ten (10) days per month. IBM agrees to pay $__________per day plus reasonable and actual living and travel expenses for any additional services requested in writing by IBM and furnished by Supplier hereunder. The $____________rate is for 1996, and IBM and Supplier agree that they will negotiate rates as required for subsequent years based on the cost of living index as established for the Fishkill, NY area. No charges shall be made hereunder for any services other than those furnished in response to a specific written request from IBM. Supplier shall invoice IBM monthly for charges incurred pursuant to this Subsection and IBM shall pay such charges within thirty (30) days after receipt of the invoice.
20.7.7 If IBM acquires the escrow material, then in the event that IBM wishes to purchase parts or components thereof from any of the Supplier's vendors, Supplier shall authorize said vendors to use (without additional charge to IBM) any tooling or specs of Supplier in the possession of said vendors in the manufacture of Supplier's parts and components for the use of IBM. In the event of such acquisition, and on request by IBM, its Subsidiaries and Alliance Partners, Supplier shall authorize said vendors to make available to IBM, at IBM's expense, vendors' drawings, technical assistance, masks and mask sets, and any other materials or specifications for said parts and


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components, owned or controlled by Supplier, in sufficient detail to permit IBM to duplicate such parts and components. Supplier shall authorize said vendors to make available to IBM, at IBM's expense, any masks and mask sets for said parts and components only if said vendors cannot supply the parts for which those masks and mask sets are used in quantities and under terms substantially the same as those which were provided by the vendors to Supplier.

21.0   INDEPENDENCE OF ACTION

IBM shall be free to perform for itself work in any field in which Supplier performs such work for IBM under this Agreement and Purchase Order issued hereunder, and shall also be free to contract with third parties to perform the same or similar work for it.

21.1 - Except as provided elsewhere in this Agreement, and subject to the patent rights of each party, the ideas, concepts, know-how, or techniques developed in, or originating out of, performance by either party pursuant to this Agreement, or any related Purchase Order, can be used by either party in any way it may deem appropriate.

21.2 - This Agreement will not preclude IBM from developing anything, including equipment, materials, software, programming, documentation, or the like, which is similar to, or competitive with, the Equipment provided by Supplier to IBM under this Agreement or any related Purchase Order, or from entering into similar agreements with other parties.

22.0   COMPLIANCE WITH LAWS

22.1 - Supplier agrees to comply, and do all things necessary for IBM to comply, with all applicable Federal, State and local laws, regulations and ordinances, including by way of illustration but not limitation, the regulations of the United States Department of Commerce relating to the Export of Technical Data, insofar as they relate to the Deliverables or services to be performed under this Agreement. Supplier agrees to notify IBM immediately in the event Supplier becomes subject to any order issued by any agency of the United States Government revoking or denying, in whole or in part, the Supplier's United States export privileges. Supplier agrees to obtain the required government documents and approvals prior to export of any technical data disclosed to Supplier of the direct product related thereto.

22.2 - Supplier agrees that neither Supplier nor any of its agents or employees will export or re-export any information of IBM, or any process, product or service that is produced as a result of the use of such information, to any country specified in such Export Regulations as a prohibited destination, without first obtaining U.S. Government approval, by application through IBM. Upon request, IBM will advise Supplier of the countries then specified in such regulations as prohibited destinations.

22.3 - Supplier agrees that for the purpose of compliance with the requirements of the Occupational Safety and Health Act of 1970, services performed for IBM shall be deemed entirely within the Supplier's responsibility. Supplier will notify IBM promptly in writing, if a charge of non-compliance with the Act has been filed against the Supplier in connection with services being performed hereunder on IBM owned or leased premises.

22.4 - Supplier shall at all times comply with federal, state and local laws, rules and regulations applicable to the environment. Supplier acknowledges that these laws may require, among other things, that Supplier install and maintain abatement and monitoring devices, segregate wastes, develop and maintain emergency response plans, and make applications for, and comply with, conditions of permits and RCRA and state regulations applicable to transportation of hazardous materials. This list is not exhaustive and Supplier shall be responsible for insuring compliance with all laws and regulations concerning the environment which are applicable to Supplier. Copies of all required permits from governmental agencies having jurisdiction over Supplier's operation shall be delivered to IBM Purchasing Coordinator upon request.

22.5 - This Agreement shall be construed and the legal relations created herein between the Supplier and IBM shall be determined in accordance with the laws of the State of New York which pertain to agreements executed in, and fully performed within, the State of New York. Any proceeding to enforce, or to resolve disputes relating to, this Agreement shall be brought before a court of competent jurisdiction in the State of New York. The Supplier and IBM hereby expressly waive any right to a jury trial and agree that any action, proceeding or counterclaim arising out of or from this Agreement shall be tried by a judge without a jury.

22.6 - Each party agrees to pay the other party's attorneys' fees and cost of litigation if the party, for any reason whatsoever, brings suit against the other party and the other party is finally adjudicated not to have liability.

23.0  ASSIGNMENT, DELEGATION, AND SUBCONTRACT

No right or interest in this Agreement shall be assigned by Supplier without express written permission of IBM and any such assignment or attempted assignment shall be void. No delegation of the services or other obligation of it by Supplier to IBM shall be made without IBM's prior express written permission. Supplier shall not subcontract any part of its manufacturing operation to be performed hereunder without the prior written consent of IBM. Purchase of services or components normally purchased by Supplier shall not be construed as an assignment or subcontract.

Any subcontractor retained by Supplier must be obliged by written agreement to the same obligations as are set forth herein with respect to Supplier. Such agreement shall require that all copyrightable works, including software and documentation prepared by the subcontractor pursuant to the requirements of IBM Purchase Order shall be written solely by employees of the subcontractor acting within the scope of his or her employment. In the event that Supplier receives approval to subcontract certain portions of the services, the term "employee" as it refers to Supplier herein shall be deemed to include such subcontractor and its employees.

Supplier is solely responsible for its work under this Agreement and written approval by IBM for subcontracting of any part of the workscope (e.g., building the Equipment) shall not relieve Supplier of the responsibility for any failure of performance by a subcontractor. Supplier shall be fully responsible for the work and IBM may hold Supplier solely responsible.

With Supplier's consent, which will not unreasonably be withheld, IBM shall have the right to assign any or all of the rights under this Agreement.


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24.0   PASSTHROUGH AGREEMENTS

Supplier will have an appropriate agreement with each of its employees or other whose services Supplier may require sufficient to enable it to comply with all the terms of this Agreement or any related Purchase Order.

25.0   REQUIREMENTS FOR SUPPLIER PERSONNEL WHILE ON IBM PREMISES

25.1 - Supplier agrees to take appropriate preventive steps before the assignment of any of its employees to perform work under this Agreement, that it reasonably believes will ensure that its employees and its subcontractors' employees at any level, will not engage in inappropriate conduct while on IBM premises. Inappropriate conduct shall include, but not be limited to: being under the influence of or affected by alcohol, illegal drugs or controlled substances; the manufacture, use, distribution, sale or possession of alcohol, illegal drugs or any other controlled substance, except for approved medical purposes; the possession of a weapon of any sort and/or harassment, threats or violent behavior. Supplier shall provide IBM with documentation of the preventative steps taken by Supplier to prevent inappropriate conduct on IBM premises upon request.

25.2 - Supplier shall comply with all requirements provided by IBM with respect to work performed on IBM premises, including but not limited to the following:
25.2.1 - IBM's Facilities Protection Department shall issue IBM security key badges (IBM Badges) to Supplier Personnel. IBM Badges must be returned by Supplier Personnel at the end of each assignment or as specified in IBM Purchase Order. IBM Badges must be visibly displayed at all times by Supplier Personnel while on IBM premises. If any IBM Badge is lost or stolen the IBM Purchasing Coordinator, the IBM Technical Coordinator or IBM Facilities Protection must be notified immediately.
25.2.2 - Supplier Personnel shall only enter those buildings, departments, or areas which are designated by IBM Technical Coordinator as required to provide services described in this Agreement.
25.2.3 - Supplier Personnel shall comply with all log-in/log-out requirements when entering or leaving IBM buildings and designated work areas.
25.2.4 - Supplier Personnel shall comply with all security and safety guidelines which are posted on IBM premises, specified in IBM Purchase Order or are otherwise specified by IBM.
25.2.5 - Areas designated for IBM authorized personnel only shall be entered only with special permission of the IBM Technical Coordinator and under IBM escort.
25.2.6 - IBM copying equipment or other IBM equipment shall not be used by Supplier Personnel except with prior approval of the IBM Technical Coordinator.
25.2.7 - Supplier Personnel shall not disturb materials lying on IBM desks, mounted on easels or displayed on chalkboards.
25.2.8 - Supplier Personnel shall not linger in buildings or department areas after completing work assignments.
25.2.9 - Supplier supervisory personnel working with the IBM Technical Coordinator shall ensure that Supplier Personnel accountability is maintained in performing various job assignments.
25.2.10 - Supplier Personnel shall not leave IBM external doors propped open. No IBM materials shall be removed from buildings without written IBM approval.
25.2.11 - Supplier shall provide to the IBM Technical Coordinator an inventory of all Supplier equipment being brought onto IBM premises and shall use the proper IBM documentation, as supplied by the IBM Technical Coordinator, for the removal of such equipment from the IBM premises.

25.3 - Violation of the provisions of this Section may result in the termination of this Agreement and any other remedy available to IBM in law or equity.

26.0   GIFTS AND GRATUITIES

26.1 - Supplier, its employees, and agents shall not give or offer to give any gifts or gratuities of any kind whatsoever to any IBM employees or members of their families.

26.2 - In the event Supplier is approached by anyone suggesting fraudulent or unethical behavior with regard to Supplier's business activities with IBM, or if any request is made to Supplier, its employees, or agents by any IBM employees or members or their families for gifts or gratuities of any kind, Supplier agrees to immediately notify IBM Procurement Management.

26.3 - Supplier certifies by execution of this Agreement, that it knows of no gifts or gratuities, of any kind whatsoever, paid to IBM employees or members of their families by Supplier, Supplier's employees, or agents during the past five
(5) years, except as otherwise set forth in writing to IBM Procurement Management within 30 days of the execution of this Agreement.

26.4 - Supplier agrees to immediately notify IBM Purchasing Coordinator in writing of any violations of this subsection.

27.0   SEVERABILITY

If any term or provision of this Agreement or the application thereof to any party hereto or set of circumstances shall, in any jurisdiction and to any extent, be finally held to by invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provision of this Agreement or under any other circumstances, so long as the remainder of this Agreement still effectuates the essential purposes of this Agreement. If such essential purposes cannot be effectuated, this Agreement shall either be renegotiated or terminated without cause by IBM in its sole discretion.

28.0   NO WAIVER

The failure of IBM to insist on strict performance of any convenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of IBM's right to enforce all the terms and conditions of this Agreement in any other instance.

29.0   MISCELLANEOUS


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29.1 - Supplier agrees to provide prompt written notice to the IBM Purchasing
Coordinator of any event of default engaged in or suffered by Supplier. Supplier further agrees to provide written notice to the IBM Purchasing Coordinator of any occurrence either internal or external to Supplier's business that may effect Supplier's ability to perform hereunder. Such occurrences subject to this provision shall include but are not limited to labor actions, unresolved material supply problems, transportation problems and significant changes in Supplier's financial status.

29.2 - Nothing contained in this Agreement, or any related Purchase Order shall be construed as granting Supplier any rights to use in advertising, publicity or other marketing activities any name, trade name, trademark, or other designation of IBM, including any contraction, abbreviation, or simulation of any of the foregoing.

29.3 - For a period of five years from the effective date of this Agreement first above written, Supplier shall not intentionally disclose the existence, terms and conditions, or subject matter of this Agreement, or any related Purchase Order, without the prior written consent of IBM unless, in good faith of Supplier, such disclosure is:
29.3.1 - in response to a valid order of a court or other governmental body of the United States of any political subdivision thereof; provided, however, that Supplier shall first have made a good faith effort to obtain a protective order requiring that the information or documents so disclosed be used only for the purposes for which the order was issued; or
29.3.2 - as may be otherwise required by law; or
29.3.3 - as may be necessary to establish its rights under this Agreement or any related Purchase Order; or
29.3.4 - as may be necessary for the performance of the professional services of Supplier's accountants and/or legal counsel.

29.4 - In addition to the Supplier's obligations, as specified elsewhere in this Agreement, in the event IBM needs to convey to Supplier, for purposes of effectuating this Agreement or Purchase Order issued hereunder, any information that IBM deems to be confidential information, such IBM Confidential Information will be treated by Supplier in accordance with the Section entitled "IBM CONFIDENTIAL INFORMATION".

30.0   SURVIVAL

To the extent a particular right or obligation herein does not have a specifically identified survival period, all rights and obligations which by their nature survive the expiration or termination of this Agreement will remain in effect beyond any expiration or termination for the period reasonably necessary to accomplish their purpose and shall bind and inure to the benefit of Supplier and IBM, their legal representatives, successors and assigns.

31.0   CHANGES OR AMENDMENTS

This Agreement and all attachments hereto, including the applicable Purchase Order, may not be changed or amended except by an amendment signed by the Authorized Representatives of Supplier and IBM. All future communications, representations and or understanding of either Supplier or IBM shall be subordinate to this Agreement and all attachments hereto including the applicable Purchase Order.

32.0  ORDER OF PRECEDENCE

In the event of conflict or inconsistency in the provisions of the contract documents, the order of precedence shall be as follows:
This Agreement including its Attachments and Appendices; Applicable Maintenance Agreement, Service Agreement; or Volume Purchase Agreement not already incorporated into this Agreement as an attachment hereto.

The above order of precedence shall not prohibit Supplier and IBM from entering into new agreements or amending existing agreements when necessary for the mutual benefit of Supplier and IBM.

33.0   SOLE AGREEMENT

This Agreement, the Attachments and Appendices hereto, and the Purchase Order issued hereunder, (but NOT including the terms and conditions stated on the reverse side of the Purchase Order, which are henceforth null and void), embody the entire understanding of the Supplier and IBM, with respect to the subject matter contained herein and supersede all previous communications, representations or understandings either written or oral between the Supplier and IBM relating to the subject matter hereof. It is expressly understood that there has been made to Supplier no other inducement to enter into this Agreement other than the terms hereof.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


ACCEPTED AND AGREED TO:

IBIS TECHNOLOGY CORPORATION             INTERNATIONAL BUSINESS
                                        MACHINES CORPORATION

BY: /s/ G. Ryding                              BY: /s/ Robert J. Belish
    -----------------------------                  --------------------------
    G. Ryding                                      Robert J. Belish

TITLE: President and CEO                       TITLE: Procurement MGR

DATE: 5/10/96                                  DATE: May 22, 1996

LIST OF ATTACHMENTS
Attachment C:  Consignments
Attachment D:  Procurement Specifications


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